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                                                                   Exhibit 3.1

                            BRANDYWINE REALTY TRUST
                             ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

                  FIRST: The Declaration of Trust of Brandywine Realty Trust, a Maryland real estate investment trust (the "Company"), is hereby amended by deleting existing Sections 6.6(g) and 6.6(l) of Article 6 in their entirety and substituting in lieu thereof the following new Sections:

                           6.6(g) Remedies Not Limited. Subject to Section
                  6.6(1) hereof, nothing contained in this Section 6.6 shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of its Shareholders by preserving the Trust's REIT status.

                           6.6(1) New York Stock Exchange Transactions.
                  Nothing in this Section 6.6 (including without limitation the authority of the Board contained in Section 6.6(g) hereof) shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange, any successor exchange or quotation system thereto, or any other exchange or quotation system over which the Shares may be traded from time to time. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article 6 and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this
                  Article 6.

                  SECOND: The foregoing amendments to the Declaration of Trust of the Company have been duly advised by the Board of Trustees of the Company and approved by the shareholders of the Trust as required by law.

                  THIRD: The undersigned President acknowledges these Articles of Amendment to be the trust act of the Company and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

                  IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 15th day of May, 1998.

ATTEST:                                              BRANDYWINE REALTY TRUST



/s/ Mark S. Kripke                        /s/ Gerard H. Sweeney           (SEAL)
------------------------------            --------------------------------------
Mark S. Kripke                            Gerard H. Sweeney
Assistant Secretary                       Chief Executive Officer
                                          and President

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